TEMPUR SEALY REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2020 RESULTS
- Fourth Quarter Net Sales Increased 21%, Net Income Increased 213%, and Adjusted EBITDA Increased 57%
- Initiated Quarterly Dividend and Increased Share Repurchase Authorization
- Establishes 2021 EPS Guidance Range of $2.30 to $2.50

LEXINGTON, KY, February 11, 2021 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the fourth quarter and year ended December 31, 2020. The Company also issued financial guidance for the full year 2021.

FOURTH QUARTER 2020 KEY HIGHLIGHTS

•Total net sales increased 21.3% to $1,057.0 million as compared to $871.3 million in the fourth quarter of 2019, with an increase of 20.6% in the North America business segment and an increase of 25.6% in the International business segment.
•Gross margin was 45.9% as compared to 44.3% in the fourth quarter of 2019.
•Operating income increased 128.4% to $193.2 million as compared to $84.6 million in the fourth quarter of 2019. Adjusted operating income(1) increased 61.0% to $199.7 million as compared to $124.0 million in the fourth quarter of 2019.
•Net income increased 213.2% to $144.7 million as compared to $46.2 million in the fourth quarter of 2019. Adjusted net income(1) increased 89.9% to $143.2 million as compared to $75.4 million in the fourth quarter of 2019.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 111.9% to $238.2 million as compared to $112.4 million in the fourth quarter of 2019. Adjusted EBITDA per credit facility(1) increased 57.2% to $239.5 million as compared to $152.4 million in the fourth quarter of 2019.
•Earnings per diluted share ("EPS") increased to $0.67 as compared to $0.21 in the fourth quarter of 2019. Adjusted EPS(1) increased 97.1% to $0.67 as compared to $0.34 in the fourth quarter of 2019. The Company effected a four-for-one stock split, via a stock dividend, to shareholders of record as of November 10, 2020. All share and per share information has been retroactively adjusted.
•Net cash provided by operating activities increased to a record $156.8 million as compared to $113.1 million in the fourth quarter of 2019.

SUMMARY FINANCIAL INFORMATION

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)	Year Ended		% Reported Change	% Constant Currency Change(1)
	December 31, 2020	December 31, 2019			December 31, 2020	December 31, 2019
Net sales	$1,057.0	$871.3	21.3%	20.3%	$3,676.9	$3,106.0	18.4%	18.3%
Net income	$144.7	$46.2	213.2%	210.2%	$348.8	$189.5	84.1%	83.5%
Adjusted EBITDA per credit facility (1)	$239.5	$152.4	57.2%	55.8%	$779.9	$508.1	53.5%	53.2%
EPS	$0.67	$0.21	219.0%	214.3%	$1.64	$0.86	90.7%	90.7%
Adjusted EPS (1)	$0.67	$0.34	97.1%	94.1%	$1.91	$1.00	91.0%	91.0%

Company Chairman and CEO Scott Thompson commented, "We are extremely proud of the global organization's accomplishments during a year of challenges and uncertainties. The team initiated industry-leading employee and customer safety programs, progressed on ESG initiatives, and delivered record full year sales. The fourth quarter sales growth was broad-based across all geographies and channels. Retail partners continue to drive sales with our products, and our online sales stood out once again as our US web sales doubled compared to the prior year. This strong sales performance combined with favorable company-wide margins resulting in 2020 being a record year of financial performance. Our innovative products, powerful omni-channel marketing approach and robust global manufacturing capabilities position the Company well for 2021 and beyond."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights: Fourth Quarter 2020

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results. In the fourth quarter of 2020, the Company realigned its business segment reporting to include Mexico within the North America segment, which was previously included in the International segment. This segment reporting change was retrospectively applied to all prior periods presented.

North America net sales increased 20.6% to $893.6 million as compared to $741.2 million in the fourth quarter of 2019. On a constant currency basis(1), North America net sales increased 20.7% as compared to the fourth quarter of 2019. Gross margin was 43.4% as compared to 41.9% in the fourth quarter of 2019. Operating margin was 20.9% as compared to 11.2% in the fourth quarter of 2019. Adjusted operating margin(1) was 16.4% in the fourth quarter of 2019. There were no adjustments to operating margin in the fourth quarter of 2020.

North America net sales through the wholesale channel increased $129.2 million, or 19.5%, to $792.1 million as compared to the fourth quarter of 2019, primarily driven by broad-based demand across our retail partners. North America net sales through the direct channel increased $23.2 million, or 29.6%, to $101.5 million, as compared to the fourth quarter of 2019, primarily driven by growth in our e-commerce business.

North America gross margin improved 150 basis points as compared to the fourth quarter of 2019. The improvement was primarily driven by favorable floor model costs and fixed cost leverage on higher unit volume. These improvements were partially offset by brand mix from new Sherwood OEM sales, which generally is a lower-margin business. North America operating margin improved 450 basis points as compared to adjusted operating margin(1) in the fourth quarter of 2019. The improvement was primarily driven by operating expense leverage as well as the improvement in gross margin, partially offset by incremental advertising investments.

"Our North American growth was broad-based by brand and channel, with some sales constrained by the shortage of key components, primarily innersprings," commented Company Chairman and CEO Scott Thompson. "Looking ahead we are finding a record level of unaided awareness and purchase intent for our brands, which is being further confirmed in early sales activity in the first quarter of 2021.”

International net sales increased a robust 25.6% to $163.4 million as compared to $130.1 million in the fourth quarter of 2019. On a constant currency basis(1), International net sales increased 18.4% as compared to the fourth quarter of 2019. Gross margin was 59.9% as compared to 58.4% in the fourth quarter of 2019. Operating margin was 29.8% as compared to 25.6% in the fourth quarter of 2019.

International net sales through the wholesale channel increased $24.4 million, or 25.4%, to $120.4 million as compared to the fourth quarter of 2019. International net sales through the direct channel increased $8.9 million, or 26.1%, to $43.0 million as compared to the fourth quarter of 2019. The increase in net sales was primarily driven by broad-based demand across geographies and channels.

International gross margin improved 150 basis points as compared to the fourth quarter of 2019. The improvement was primarily driven by fixed cost leverage as well as operational efficiency gains, partially offset by increased commodity costs. International operating margin improved 420 basis points as compared to the fourth quarter of 2019. The improvement was primarily driven by operating expense leverage, including cost reductions, which improved gross margin.

Company Chairman and CEO Scott Thompson continued, "The international group had a very strong fourth quarter, led by broad-based growth across all regions. Post year-end, the Asian Pacific market's growth has accelerated while our European markets are dealing with significant restrictions on retail activity related to COVID-19. As such, international sales are expected to deaccelerate in the first quarter of 2021."

Corporate operating expense increased to $42.5 million as compared to $31.5 million in the fourth quarter of 2019. Corporate adjusted operating expense(1) increased to $36.0 million as compared to $30.8 million in the fourth quarter of 2019. The increase in operating expenses was primarily driven by amortization for the Company's performance-based stock compensation plans.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Consolidated net income increased 213.2% to $144.7 million as compared to $46.2 million in the fourth quarter of 2019. Adjusted net income(1) increased 89.9% to $143.2 million as compared to $75.4 million in the fourth quarter of 2019. EPS increased 219.0% to $0.67 as compared to $0.21 in the fourth quarter of 2019. Adjusted EPS(1) increased 97.1% to $0.67 as compared to $0.34 in the fourth quarter of 2019.

The Company ended the fourth quarter of 2020 with total debt of $1.4 billion and consolidated indebtedness less netted cash(1) of $1.3 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA per credit facility(1) was 1.68 times for the year ended December 31, 2020, the lowest leverage in the Company's history.

During the fourth quarter of 2020, the Company repurchased 5.1 million shares of its common stock for a total cost of $132.2 million. As of December 31, 2020, the Company had approximately $201.6 million available under its existing share repurchase authorization. In a separate press release issued today, the Company announced that its Board of Directors increased the authorization under its share repurchase program to $400.0 million. In the last twelve months, the Company has invested over $100 million in capital to support the business and over $300 million in share repurchases.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of 7 cents per share. The dividend is payable on March 12, 2021, to shareholders of record on the close of business on February 25, 2021.

Financial Guidance

For the full year 2021, the Company currently expects net sales growth between 15% and 20% resulting in EPS between $2.30 to $2.50. This projection implies 2021 EBITDA of between $875 and $925 million.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 11, 2021, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA per credit facility, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

EBITDA as used in connection with the Company's 2021 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in 2021. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s full year 2021 GAAP financial results.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s quarterly cash dividend, the Company’s share repurchase targets, the Company’s expectations regarding net sales for 2021, EBITDA for 2021, and EPS for 2021 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered where ever and how ever customers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2020	2019		2020	2019
Net sales	$1,057.0	$871.3	21.3%	$3,676.9	$3,106.0	18.4%
Cost of sales	571.8	484.9		2,038.5	1,763.8
Gross profit	485.2	386.4	25.6%	1,638.4	1,342.2	22.1%
Selling and marketing expenses	204.4	180.9		740.2	666.3
General, administrative and other expenses	94.4	126.4		382.5	345.1
Equity income in earnings of unconsolidated affiliates	(6.8)	(5.5)		(16.4)	(15.9)
Operating income	193.2	84.6	128.4%	532.1	346.7	53.5%

Other expense, net:
Interest expense, net	16.0	20.0		77.0	85.7
Loss on extinguishment of debt	4.2	—		5.1	—
Other (income) expense, net	(2.7)	2.0		(2.4)	(4.5)
Total other expense. net	17.5	22.0		79.7	81.2

Income from continuing operations before income taxes	175.7	62.6	180.7%	452.4	265.5	70.4%
Income tax provision	(29.4)	(15.9)		(102.6)	(74.7)
Income from continuing operations	146.3	46.7	213.3%	349.8	190.8	83.3%
Loss from discontinued operations, net of tax	(1.3)	(0.6)		—	(1.4)
Net income before non-controlling interests	145.0	46.1	214.5%	349.8	189.4	84.7%
Less: Net income (loss) attributable to non-controlling interests	0.3	(0.1)		1.0	(0.1)
Net income attributable to Tempur Sealy International, Inc.	$144.7	$46.2	213.2%	$348.8	$189.5	84.1%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.71	$0.22		$1.68	$0.87
Loss per share for discontinued operations	(0.01)	—		—	—
Earnings per share	$0.70	$0.22	225.6%	$1.68	$0.87	93.1%

Diluted
Earnings per share for continuing operations	$0.68	$0.21		$1.64	$0.86
Loss per share for discontinued operations	(0.01)	—		—	—
Earnings per share	$0.67	$0.21	219.0%	$1.64	$0.86	91.8%

Weighted average common shares outstanding:
Basic	205.7	216.0		207.9	218.0
Diluted	214.1	220.4		212.3	221.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$65.0	$64.9
Accounts receivable, net	383.7	372.0
Inventories	312.1	260.5
Prepaid expenses and other current assets	207.6	202.8
Total Current Assets	968.4	900.2
Property, plant and equipment, net	507.9	435.8
Goodwill	766.3	732.3
Other intangible assets, net	630.1	641.4
Operating lease right-of-use assets	304.3	245.4
Deferred income taxes	13.5	14.1
Other non-current assets	118.1	92.6
Total Assets	$3,308.6	$3,061.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$324.1	$251.7
Accrued expenses and other current liabilities	585.1	473.2
Income taxes payable	21.7	11.0
Current portion of long-term debt	292.4	37.4
Total Current Liabilities	1,223.3	773.3
Long-term debt, net	1,074.5	1,502.6
Long-term operating lease obligations	275.1	205.4
Deferred income taxes	90.4	102.1
Other non-current liabilities	131.8	118.0
Total Liabilities	2,795.1	2,701.4

Redeemable non-controlling interest	8.9	—

Stockholders' Equity:
Common stock, $0.01 par value, 300.0 million shares authorized; 283.8 million shares issued as of December 31, 2020 and 2019	2.8	2.8
Additional paid in capital	617.5	573.9
Retained earnings	2,045.6	1,703.3
Accumulated other comprehensive loss	(65.5)	(87.7)
Treasury stock at cost; 78.9 million and 75.1 million shares as of December 31, 2020 and 2019, respectively	(2,096.8)	(1,832.8)
Total stockholders' equity, net of non-controlling interests in subsidiaries	503.6	359.5
Non-controlling interests in subsidiaries	1.0	0.9
Total Stockholders' Equity	504.6	360.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$3,308.6	$3,061.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions) (unaudited)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$349.8	$189.4
Loss from discontinued operations, net of tax	—	1.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.0	89.7
Amortization of stock-based compensation	104.5	26.8
Amortization of deferred financing costs	3.2	2.4
Bad debt expense	35.8	29.3
Charitable stock donation	—	8.9
Deferred income taxes	(8.6)	(7.1)
Dividends received from unconsolidated affiliates	19.3	13.4
Equity income in earnings of unconsolidated affiliates	(16.4)	(15.9)
Loss on extinguishment of debt	2.3	—
(Gain) loss on sale of assets	(1.7)	1.0
Foreign currency transaction adjustments and other	(0.5)	(5.2)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(55.7)	(76.0)
Inventories	(42.5)	(28.2)
Prepaid expenses and other assets	(19.4)	11.3
Operating leases, net	21.9	8.6
Accounts payable	63.0	(4.8)
Accrued expenses and other liabilities	90.5	67.3
Income taxes payable	11.2	2.5
Net cash provided by operating activities from continuing operations	654.7	314.8

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(111.3)	(88.2)
Acquisitions, net of cash acquired	(41.2)	(17.1)
Other	5.9	15.1
Net cash used in investing activities from continuing operations	(146.6)	(90.2)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,175.8	1,242.8
Repayments of borrowings under long-term debt obligations	(1,360.3)	(1,347.1)
Proceeds from exercise of stock options	6.9	17.8
Treasury stock repurchased	(331.8)	(105.7)
Payment of deferred financing costs	(1.3)	(3.2)
Repayments of finance lease obligations and other	(11.9)	(7.8)
Net cash used in financing activities from continuing operations	(522.6)	(203.2)

Net cash (used in) provided by continuing operations	(14.5)	21.4

Net operating cash flows provided by (used in) discontinued operations	0.3	(2.0)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	14.3	(0.3)
Increase in cash and cash equivalents	0.1	19.1
CASH AND CASH EQUIVALENTS, beginning of period	64.9	45.8
CASH AND CASH EQUIVALENTS, end of period	65.0	64.9

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2020 and 2019:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2020	2019	2020	2019	2020	2019
Wholesale (a)	$912.5	$758.9	$792.1	$662.9	$120.4	$96.0
Direct (b)	144.5	112.4	101.5	78.3	43.0	34.1
	$1,057.0	$871.3	$893.6	$741.2	$163.4	$130.1

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)
The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA per credit facility, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Please refer to Footnotes at the end of this release.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2020 and 2019:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2020	December 31, 2019
Net income	$144.7	$46.2
Loss from discontinued operations, net of tax (1)	1.3	0.6
Aspirational plan amortization (2)	4.2	—
Aspirational plan employer costs (3)	2.3	—
Loss on extinguishment of debt (4)	4.2	—
Customer-related charges (5)	—	29.8
Charitable stock donation (6)	—	8.9
Credit facility amendment (7)	—	0.7
Other income (8)	(2.3)	—
Tax adjustments (9)	(11.2)	(10.8)
Adjusted net income	$143.2	$75.4

Adjusted earnings per share, diluted	$0.67	$0.34

Diluted shares outstanding	214.1	220.4

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2020 and 2019:

	Year Ended
(in millions, except per common share amounts)	December 31, 2020	December 31, 2019
Net income	$348.8	$189.5
Loss from discontinued operations, net of tax (1)	—	1.4
Aspirational plan amortization (2)	49.4	—
Customer-related charges (5)	11.7	29.8
Incremental operating costs (10)	7.2	—
Asset impairments (11)	7.0	—
Loss on extinguishment of debt (4)	5.1	—
Restructuring costs (12)	3.8	—
Accounting standard adoption (13)	3.6	—
Aspirational plan employer costs (3)	2.3	—
Facility expansion costs (14)	0.6	—
Charitable stock donation (6)	—	8.9
Acquisition-related costs and other (15)	—	6.1
Credit facility amendment (7)	—	0.7
Other income (8)	(2.3)	(7.2)
Tax adjustments (9)	(31.5)	(7.3)
Adjusted net income	$405.7	$221.9

Adjusted earnings per share, diluted	$1.91	$1.00

Diluted shares outstanding	212.3	221.6

Adjusted net income included COVID-19 charges of $5.8 million, net of tax, and adjusted earnings per share of $0.03.
Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's reported operating income (expense) to the calculation of adjusted operating income (expense) for the three months ended December 31, 2020. The Company had no adjustments to gross profit for the three months ended December 31, 2020.

	4Q 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,057.0		$893.6		$163.4		$—

Gross profit	$485.2	45.9%	$387.4	43.4%	$97.8	59.9%	$—

Operating income (expense)	$193.2	18.3%	$187.0	20.9%	$48.7	29.8%	$(42.5)
Adjustments:
Aspirational plan amortization (2)	4.2		—		—		4.2
Aspirational plan employer costs (3)	2.3		—		—		2.3
Total adjustments	6.5		—		—		6.5

Adjusted operating income (expense)	$199.7	18.9%	$187.0	20.9%	$48.7	29.8%	$(36.0)

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's reported operating income (expense) to the calculation of adjusted operating income (expense) for the three months ended December 31, 2019. The Company had no adjustments to gross profit for the three months ended December 31, 2019.

	4Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$871.3		$741.2		$130.1		$—

Gross profit	$386.4	44.3%	$310.4	41.9%	$76.0	58.4%	$—

Operating income (expense)	$84.6	9.7%	$82.8	11.2%	$33.3	25.6%	$(31.5)
Adjustments:
Customer-related charges (5)	29.8		29.8		—		—
Charitable stock donation (6)	8.9		8.9		—		—
Credit facility amendment (7)	0.7		—		—		0.7
Total adjustments	39.4		38.7		—		0.7

Adjusted operating income (expense)	$124.0	14.2%	$121.5	16.4%	$33.3	25.6%	$(30.8)
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2020.

	FULL YEAR 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$3,676.9		$3,159.2		$517.7		$—

Gross profit	$1,638.4	44.6%	$1,332.0	42.2%	$306.4	59.2%	$—
Adjustments:
Incremental operating costs (10)	4.5		4.0		0.5		—
Facility expansion costs (14)	0.6		0.6		—		—
Total adjustments	5.1		4.6		0.5		—

Adjusted gross profit	$1,643.5	44.7%	$1,336.6	42.3%	$306.9	59.3%	$—

Operating income (expense)	$532.1	14.5%	$591.4	18.7%	$127.6	24.6%	$(186.9)
Adjustments:
Aspirational plan amortization (2)	49.4		—		—		49.4
Customer-related charges (5)	11.7		11.7		—		—
Incremental operating costs (10)	7.2		4.3		2.9		—
Asset impairments (11)	7.0		7.0		—		—
Restructuring costs (12)	3.8		—		3.8		—
Accounting standard adoption (13)	3.6		3.6		—		—
Aspirational plan employer costs (3)	2.3		—		—		2.3
Facility expansion costs (14)	0.6		0.6		—		—
Total adjustments	85.6		27.2		6.7		51.7

Adjusted operating income (expense)	$617.7	16.8%	$618.6	19.6%	$134.3	25.9%	$(135.2)

Operating income and adjusted operating income included $7.9 million of COVID-19 charges. The North America and International business segments included $6.3 million and $1.6 million of these charges, respectively.
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted operating income (expense) for the year ended December 31, 2019. The Company had no adjustments to gross profit for the year ended December 31, 2019.

	FULL YEAR 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$3,106.0		$2,603.5		$502.5		$—

Gross profit	$1,342.2	43.2%	$1,055.2	40.5%	$287.0	57.1%	$—

Operating income (expense)	$346.7	11.2%	$349.9	13.4%	$110.3	22.0%	$(113.5)
Adjustments:
Customer-related charges (5)	29.8		29.8		—		—
Charitable stock donation (6)	8.9		8.9		—		—
Acquisition-related costs and other (15)	6.1		1.7		0.3		4.1
Credit facility amendment (7)	0.7		—		—		0.7
Total adjustments	45.5		40.4		0.3		4.8

Adjusted operating income (expense)	$392.2	12.6%	$390.3	15.0%	$110.6	22.0%	$(108.7)
Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA per Credit Facility and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA per credit facility
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA (“adjusted EBITDA per credit facility”). Accordingly, the Company presents adjusted EBITDA per credit facility to provide information regarding the Company’s compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the three months ended December 31, 2020 and 2019:

	Three Months Ended
(in millions)	December 31, 2020	December 31, 2019
Net income	$144.7	$46.2
Interest expense, net	16.0	20.0
Loss on extinguishment of debt (4)	4.2	—
Income tax provision	29.4	15.9
Depreciation and amortization	39.7	30.3
Aspirational plan amortization (2)	4.2	—
EBITDA	$238.2	$112.4
Adjustments:
Loss from discontinued operations, net of tax (1)	1.3	0.6
Aspirational plan employer costs (3)	2.3	—
Customer-related charges (5)	—	29.8
Charitable stock donation (6)	—	8.9
Credit facility amendment (7)	—	0.7
Other income (8)	(2.3)	—
Adjusted EBITDA per credit facility	$239.5	$152.4
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the year ended December 31, 2020:

Year Ended
(in millions)	December 31, 2020
Net income	$348.8
Interest expense, net	77.0
Loss on extinguishment of debt (4)	5.1
Income tax provision	102.6
Depreciation and amortization	154.9
Aspirational plan amortization (2)	49.4
EBITDA	$737.8
Adjustments:
Customer-related charges (5)	11.7
COVID-19 charges (16)	7.9
Incremental operating costs (10)	7.2
Asset impairments (11)	7.0
Restructuring costs (12)	3.8
Accounting standard adoption (13)	3.6
Aspirational plan employer costs (3)	2.3
Facility expansion costs (14)	0.6
Earnings from Sherwood prior to acquisition (17)	0.3
Other income (8)	(2.3)
Adjusted EBITDA per credit facility	$779.9

Consolidated indebtedness less netted cash	$1,306.7

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	1.68 times
Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2020, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 1.68 times for the trailing twelve months ended December 31, 2020. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2020. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2020
Total debt, net	$1,366.9
Plus: Deferred financing costs (18)	3.4
Consolidated indebtedness	1,370.3
Less: Netted cash (19)	63.6
Consolidated indebtedness less netted cash	$1,306.7

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the third quarter of 2020, the Company recognized $45.2 million of performance-based stock compensation amortization related to the Company's long-term aspirational awards. The amount recognized represents the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020. The Company recognized an additional $4.2 million in the fourth quarter commensurate with the remaining requisite service period.

(3)	In the fourth quarter of 2020, the Company recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(4)	In the fourth quarter of 2020, the Company recognized $4.2 million of loss on extinguishment of debt associated with the redemption of the 2023 senior notes. In the third quarter of 2020, the Company recognized $0.9 million of loss on extinguishment of debt associated with the early repayment of the 364-day term loan.
(5)	In the first quarter of 2020, the Company recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, the Company recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting liquidity issues with Mattress PAL's affiliates.
(6)	In the fourth quarter of 2019, the Company recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(7)	In 2019, the Company recorded $0.7 million of professional fees in connection with the amendment of the 2019 Credit Agreement.
(8)	In the fourth quarter of 2020, the Company recorded $2.3 million of other income related to the sale of a manufacturing facility. In the first quarter of 2019, the Company recorded $7.2 million of other income related to the sale of its interest in a subsidiary of the Asia-Pacific joint venture.
(9)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and discrete income tax events. In 2020, the Company recorded a $9.5 million discrete income tax benefit upon the vesting of the Company's long-term aspirational plan awards.
(10)
In the second quarter of 2020, the Company recorded $4.9 million of incremental operating costs associated with the global pandemic. Cost of sales included $4.5 million of costs for relief efforts, increased sanitation supplies and services and other items. Operating expenses included $0.4 million of charges related to increased sanitation supplies and services. In the first quarter of 2020, the Company recorded $2.3 million of charges related to the global pandemic.

(11)	In the second quarter of 2020, the Company recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(12)	The Company incurred $0.4 million and $3.4 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment, in the third and second quarter of 2020, respectively.
(13)	In 2020, the Company recorded $3.6 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". As permitted by the 2019 Credit Agreement, the Company elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(14)	In the third quarter of 2020, the Company recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(15)	In the first half of 2019, the Company recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in connection with the acquisition of substantially all of the net assets of iMS by an affiliate of the Company.
(16)	In the second quarter of 2020, adjusted EBITDA per credit facility excluded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.
(17)	The Company completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $0.3 million of EBITDA from this subsidiary for the one month prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended December 31, 2020.
(18)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Consolidated Balance Sheets.

(19)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.